Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-181109) pertaining to The Carlyle Group L.P. 2012 Equity Incentive Plan of our report dated March 14, 2013, with respect to the consolidated financial statements of The Carlyle Group L.P. included in this Annual Report (Form 10-K) for the year ended December 31, 2012.

/s/ Ernst & Young LLP

McLean, Virginia

March 14, 2013